                                                                   EXHIBIT 10.68

January 1, 2006

Larry Robinson
111 Blair Road
Cambridge, Ontario Canada  N1S  2J2

Dear Larry:

This letter is to confirm the terms of your full time employment with PRG-Schultz International, Inc. ("PRGS") as President - Canada, Latin America and Asia-Pacific, reporting to James B. McCurry, Chief Executive Officer, conditioned upon your signing this offer letter.

The terms are as follows:

1.    Base Salary. Base salary of CAD$412,093.00 per annum.

2.    Auto Allowance: Auto allowance of CAD$18,579.60 per annum.

3. 2006 Performance Bonus. You will be eligible for a performance bonus ("Incentive Bonus") which will include payout potentials of 45% of your base pay for achievement of annual target performance goals and payout potentials of 85% of your base pay for achievement of annual maximum performance goals, in accordance with PRGS performance bonus plan.

4. 2006 Stock Based Incentive Plan. You will be eligible to participate in the final Executive stock based management incentive plan contemplated by PRGS' financial restructuring currently in process.

5.    Termination.

      (a) This Agreement may be terminated by PRGS for reasonable cause upon delivery to you of a thirty (30) days notice of termination. As used herein, "reasonable cause" shall mean (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) any breach by you of any material provision of the PRGS Employee Agreement previously executed by you (the "PRGS Agreement").

      (b) Either party, without cause, may terminate this Agreement by giving written notice in the manner specified in Section 7 hereof

      (c) In the event of your Disability, PRGS will have the right, subject to all applicable laws, to terminate your employment immediately. For purposes of this Agreement, "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRGS as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRGS and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

      (d) In the event this Agreement is terminated, all provisions in this Agreement or in the PRGS Employee Agreement which by their terms are intended to survive termination shall so survive.

5.    Payments after Termination of Employment.

      (a) If your employment with PRGS is terminated for reasonable cause or if you voluntarily resign, you will receive your base salary prorated through the date of termination, payable in accordance with PRGS' standard payroll practices in effect on the date of termination, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent year.

      (b) If your employment with PRGS is terminated without reasonable cause, and provided that you sign the Company's form of separation and release agreement, you will receive severance equal to one hundred percent (100%) of your then-current base salary for the year in which such termination occurs, payable in accordance with PRGS' standard payroll practices in effect on the date of termination. Except as provided in the immediately preceding sentence, you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent year.

      (c) If your employment with PRGS is terminated by your death or retirement, you (or your legal representative in the case of death) will receive your then-current base salary and bonus for the year in which such termination occurs, prorated through the date of such termination, and neither you nor any legal representative will receive any other amount in respect of the year in which termination occurs or in respect of any subsequent year. The prorated base salary will be paid in accordance with PRGS' standard payroll practices in effect on the date of termination, and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates. You will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent year.

      (d) If your employment with PRGS is terminated for Disability, you or your legal representative will receive all unpaid base salary and bonus for the year in which such termination occurs, prorated through the date of termination. Such prorated base salary shall be paid in accordance with PRGS' standard payroll practices in effect on the date of termination, and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates. You will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent year.

      (e) If you breach any material obligation under the PRGS Employee Agreement, you will forfeit any right to severance or other termination payments, other than payment of your base salary prorated through the date of your termination. Upon PRGS' demand for same, you shall repay PRGS any severance or other termination payments paid to you after the date of termination of your employment with PRGS (other than your base salary prorated through the date of your termination).

6. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRGS to any affiliate of PRGS. The provisions of this Agreement will be binding upon your heirs and legal representatives.

7. Notices. Any notice to be given under this Agreement shall be given in writing and shall be effected by (i) personal delivery, (ii) overnight delivery by a reputable overnight delivery service with a reliable system for tracking delivery, or (iii) United States certified mail (or the Canadian equivalent of same), return receipt requested and addressed as set forth below, or to such other address as a party has notified the other in accordance with the provisions hereof:

      If to PRGS:                              PRG Schultz International, Inc.
                                               600 Galleria Parkway
                                               Suite 100
                                               Atlanta, GA  30339
                                               Attention: General Counsel

      If to you:                               Larry Robinson
                                               111 Blair Road
                                               Cambridge, Ontario Canada N1S 2J2

8. Withholdings. PRGS will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable laws.

9. Entire Agreement. This Agreement, the PRGS Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the PRGS Employee Agreement or the Referenced Documents, supersedes all of our prior discussions, understandings and agreements with respect to such subject matter. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

Please confirm your agreement with the terms of this letter by signing and returning the letter to me within seven (7) days. Thank you.

Sincerely,

James B. McCurry
Chief Executive Officer

Accepted and agreed:

----------------------------------              --------------------------------
Larry Robinson                                  Date